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EXHIBIT 99.(a)(4)

EXCHANGE OFFER ELECTION
IVR SCRIPT

1.
Welcome to the CSG Exchange Program Telephone Election System. You may use this system to make your election until the expiration of the CSG exchange offer. Please have your printed Election Form available before proceeding. If you have not already carefully reviewed the Offer to Exchange from CSG Systems International, Inc. and your printed Election Form, which are the legal documents governing your election, please hang up and review such documents. After you have reviewed such documents, please call back before the expiration of the CSG exchange offer. For questions regarding this election process, please hang up and call EquiServe at 1-800-289-1453.

2.
To proceed with the CSG Exchange Program Telephone Election System, please enter your Control Number as it appears on your Election Form followed by the pound sign.

3.
Please enter the last four digits of your social security number followed by the pound sign.

4.
Your telephone election is subject to the terms and conditions indicated on your printed Election Form. Your completion of the election process using this CSG Exchange Program Telephone Election System has the same legal effect as signing and returning your printed Election Form. Please note that by continuing with this System and making an election, your current election will replace any previous election you may have made.

5.
To elect to exchange all of your Eligible Options for Restricted Stock, which is election choice A on your printed Election Form, Press 1.

a.
If 1, go to 7.

6.
To elect not to exchange your Eligible Options for Restricted Stock, which is election choice B on your printed Election Form, Press 2.

a.
If 2, go to 8.

7.
You have elected to exchange all of your Eligible Options for Restricted Stock. Upon the expiration of the CSG exchange offer and the acceptance of your Eligible Options for exchange by CSG, all of your Eligible Options will be cancelled and exchanged for Restricted Stock. You will have no further rights with respect to your Eligible Options.

8.
You have elected not to exchange your Eligible Options for Restricted Stock. None of your Eligible Options will be exchanged for Restricted Stock, and you will receive no Restricted Stock.

9.
This completes the election process. Thank you for calling the CSG Exchange Program Telephone Election System. Good-bye.

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  EXHIBIT 99.(a)(4)